EXHIBIT 10.3
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                               EMPLOYMENT CONTRACT


The following are the specified terms of this employment contract entered into on this day of February 7, 2000 between VIRGIL BAKER (EMPLOYEE) and eTOTALSOURCE.COM, INC., (eTS) a California Corporation. The principal place of business is 1510 Poole Blvd, Suite 207, Yuba City, CA 95993. Both parties agree they have the legal authority to enter into this contract and that the recitals contained herein are an accurate representation of both parties positions.

POSITION:             Employee shall perform the duties as CHIEF FINANCIAL
                      OFFICER and CHIEF ADMINISTRATIVE OFFICER.

SALARY: $96,000.00 per year / $8,000 per month. Balance of unpaid salary shall be recorded in a note or preferred stock may be substituted for payment at a rate of $1 per share for each unpaid $1 of salary. This option shall be that of the employee and shall be completed on a quarterly basis.

AUTO ALLOWANCE:       $500 per month or a car, plus actual expenses for any and
                      all fuel, service, insurance and other auto related costs.
                      If auto allowance is not paid due to lack of company revenues, balance of unpaid car allowance and expenses shall be recorded in a note. Preferred stock may be substituted for payment at a rate of $1 per share for each unpaid $1 of car allowance and expense. This option shall be that of the employee and shall be completed on a quarterly basis.

COMPANY RELATED
EXPENSES:             All travel and other expenses related to eTS business
                      activities shall be paid by the company. Unless not accepted, eTS American Express or other charge card shall be used for all expenses.

MEDICAL: eTS shall provide full medical benefits available through the company. Any new benefits that become available during this contract shall be offered to employee.

VACATION:             4 weeks per year and shall be rolled over into the next
                      year if not used.

SALES COMMISSION:     10% on sales. An additional 5% shall be made available as
                      an override for payment of referral commission to individuals who may assist employee in specific sales.

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BONUS:                $5 - 10 million company gross revenues - 25,000 shares or
                      $25,000 at employee option. $10 - 15 million company gross revenues - 50,000 shares or $50,000 at employee option. $Above $15 million company gross revenues - 100,000 shares or $100,000 at employee option.

TERM OF CONTRACT:     36 month
                      Effective date: February 7, 2000
                      Buyout Provision: Yes

PLACE OF EMPLOYMENT:  eTS Corporate Headquarters
                      1510 Poole Blvd
                      Yuba City, CA 95993

This contract can only be amended in a subsequent written agreement signed by an officer of eTS and Virgil Baker.

The corporation, with the approval of the Board of Directors, may cancel this contract upon 30 days written notice to Virgil Baker, however buyout provision will apply. Virgil Baker may cancel this contract upon 30 days written notice to the Board of Directors of eTS, however, buyout provision may be renegotiated by eTS and Virgil Baker.

This contract is entered into at 1510 Poole Blvd, Suite 207, Yuba City, County of Sutter, California, on the 7th day of February 2000 by and between eTotalSource.com, Inc. and Virgil Baker.



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     ETotalSource.com, Inc. Officer                         Printed Name



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             Virgil Baker                                   Printed Name



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               Witness                                      Printed Name